KAUFMAN AND ASSOCIATES PLLC LETTERHEAD
624 South Boston, 10th Floor
Tulsa, OK  74119
918-584-4463
918-584-2207 fax


January 22, 2003


Centrex Inc.
9202 South Toledo Ave.
Tulsa, OK 74117


Ladies and Gentlemen:

     You have requested my opinion with respect to certain matters in connection with the filing by Centrex Inc. (the "Company") of a Registration Statement on Form SB-2/MEF (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 9,002,400 shares of the Company's Common Stock, $0.001 par value under various Consulting and Subscription Agreements and (ii) 50,000 Warrants and/or Options to purchase the Company's Common Stock pursuant to various Option, Warrant, Consulting and Subscription Agreements.

     In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records, certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Consulting Agreements, Warrant Agreements, Option Agreements and Subscription Agreements will be validly issued, fully paid and nonassessable.

     I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

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     I hereby  consent to the filing of this opinion letter as an exhibit to the
Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,

/s/ RONALD C. KAUFMAN

Ronald C. Kaufman
Kaufman & Associates, PLLC